Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Dror Ortho-Design, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	-	-	$11,500,000	(3)(4)	0.00015310	$1,760.65
Fees to be Paid	Equity	Underwriter Warrants	Other(4)	-	-		(5)	-	-
Fees to be Paid	Equity	Pre-Funded Warrants	Other(4)	-	-		(3)(5)	-	-
Fees to be Paid	Equity	Common Stock underlying the Pre-Funded Warrants (3)	457(o)	-	-		(3)	-	-
Fees to be Paid	Equity	Common Stock underlying the Underwriter Warrants	457(o)	-	-	$500,000	(6)	$0.00015310	$76.55

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	-	-	-		-	-

Carry Forward Securities	-	-	-	-	-	-		-	-
Total Offering Amounts						$12,000,000			$1,837.20
Total Fees Previously Paid									-
Total Fee Offset									-
Net Fee Due									$1,837.20

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering and the proposed maximum aggregate offering price of the Pre-Funded Warrants proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Shares and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $10,000,000.
(4)	Includes shares of Common Stock which may be issued on exercise of an option granted to the underwriters to cover over-allotments equal to 15% of the shares of Common Stock and/or Pre-Funded Warrants included in the offering.
(5)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), the proposed maximum aggregate offering price of the Underwriter Warrants is $500,000, which is equal to 5.0% of the aggregate number of shares of common stock sold in this offering at an exercise price equal to 125% of the public offering price per share.